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GLOBAL

ANNUAL STATEMENT OF COMPLIANCE

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Trimont Real Estate Advisors, LLC, in its applicable capacities as listed on Schedule I (“Trimont”), hereby certifies as follows as of and for the year ending December 31, 2021 (the “Reporting Period”):

1.                  A review of Trimont’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.                  To the best of such officer’s knowledge, based on such review, Trimont has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2022.

Trimont Real Estate Advisors, LLC, as Special Servicer

By: /s/ Robert Brasfield
Name:  Robert Brasfield

Title:  Authorized Signatory

SCHEDULE I

Transaction

225 Liberty Street

AHT 2018-Keys

Bancorp 2016-CRE11

Bancorp 2017-CRE2

Bancorp 2018-CRE3

Bancorp 2018-CRE4

Bancorp 2019-CRE5

BBCMS 2018-CLP2

BMARK 2019-B123

BSREP 2021-DC

BX 2019-MMP

CAMB 2019-LIFE

CF 2019-CF14

CF TRUST 2019-BOSS

CGMS 2017-MDDR

COMM 2012-CCRE2

CSMC 2017-PFHP

GSMS 2016-GS3

GSMS 2018-GS10

GSMS 2018-TWR

GSMS 2021-ROSS

JMCC 2018-MINN

JPMCC 2018-ACE

MSC 2018-ASHF

METRO 2019-TECH

NOHT 2019-HNLA5

NYT 2019-NYT

RPT 2017-ROSS6

1 1 January 2021 through 17 August 2021

2 1 January 2021 through 25 June 2021

3 1 January 2021 through 10 June 2021

4 1 January 2021 through 10 June 2021

5 1 January 2021 through 19 February 2021

6 1 January 2021 through 30 June 2021